Exhibit 99.1

Contact:

Suzanne Barton

Director, Investor Relations

(801) 584-1138

sbarton@myriad.com

MYRIAD GENETICS REPORTS FISCAL 2010 FINANCIAL RESULTS

– $46 million of Cash Flow from Operations Generated in Fourth Quarter –

Salt Lake City, August 10, 2010 – Myriad Genetics, Inc. (NASDAQ: MYGN) today reported financial results for its fourth quarter and fiscal year ended June 30, 2010.

Financial Results – Fiscal Fourth Quarter 2010

Revenues increased 9% to $93.9 million in the fourth quarter of fiscal 2010, from $86.1 million in the fourth quarter of last year. Oncology revenues increased 7% to $67.2 million in the fourth fiscal quarter, compared with $63.0 million in the prior year, while woman’s health revenues grew 16% to $26.7 million this quarter, compared with $23.1 million in the fourth quarter of last year.

BRACAnalysis® , Myriad’s products which provide a comprehensive analysis of BRCA1 and BRCA2 genes for assessing a woman’s risk of developing hereditary breast and ovarian cancer, accounted for $82.5 million of total revenues for the fourth fiscal quarter. COLARIS® and COLARIS AP®, the Company’s products which provide a comprehensive analysis of MLH1, MSH6, APC and MYH genes for assessing a person’s risk for colorectal cancer or uterine cancer, accounted for $7.3 million of the total fourth quarter revenues. The remaining $4.1 million of total revenues was generated from the Company’s other products which included MELARIS®, TheraGuide® 5-FU, OnDose™, PREZEON™, PROLARIS™ and single site testing as well as a small amount of license revenue.

For the fourth fiscal quarter ended June 30, 2010, operating income was $37.6 million or 40% of revenues, compared to $34.5 million in the same quarter of the prior year, an increase of 9%.

Net income for our fourth fiscal quarter was $53.3 million or $0.54 per diluted share, which included a $14.6 million one-time income tax benefit as a result of recording a deferred tax asset and booking additional research and development tax credits during the quarter. This compares with fiscal 2009 fourth quarter net income, which included a loss from discontinued operations of $13.1 million, of $23.6 million or $0.24 per diluted share.

Gross profit was $82.7 million or 88% of revenue for the fiscal 2010 fourth quarter, compared with $74.9 million or 87% of revenue in last year’s fourth quarter. Research and development expense was $5.3 million for the fourth quarter of fiscal 2010, compared with $4.4 million for the fiscal 2009 fourth quarter. This 20% increase was primarily due to increased clinical studies to support the Company’s new molecular diagnostic products. Selling, general and administrative expense increased 10% to $39.8 million, compared with $36.0 million in the prior year fourth quarter.

“Myriad generated over $46 million of cash flow from operations this quarter,” said Peter Meldrum, the Company’s President and Chief Executive Officer. “Additionally, we repurchased approximately 4% of the Company’s common stock during the quarter while maintaining a strong cash position of $488 million at year end.”

Financial Results – Fiscal Year 2010

Revenues for fiscal 2010 increased 11% to $362.6 million from $326.5 million in fiscal 2009. This double-digit, year-over-year growth during a difficult economic environment continues to demonstrate the critical nature of the information provided by Myriad’s tests.

Net income was $152.3 million or $1.54 per diluted share for fiscal 2010, which included a net $11.5 income tax benefit. This compares with fiscal 2009 net income, including a loss from discontinued operations of $51.6 million, of $84.6 million or $0.86 per diluted share. Additionally, the Company has significant net operating loss carry forwards and research and development tax credits remaining which may be used to offset federal income taxes payable on approximately $256 million of future income.

Gross profit for fiscal 2010 was $318.4 million, or 88% of revenue, compared with $283.3 million, or 87% of revenue last year. The margin growth resulted primarily from technology improvements and efficiency gains in the operation of the Company’s molecular diagnostics laboratory.

Research and development expense was $21.9 million for fiscal 2010, compared with $17.9 million for fiscal 2009, an increase of 22%. Selling, general and administrative expense increased 16% to $161.4 million compared with $138.9 million in the prior year.

During the 2010 fiscal year, the Company generated net cash from operating activities of $155.1 million and an additional $22.3 million through the exercise of employee stock options. Even with the repurchase of 4% of Myriad common stock for $71.4 million and the investment of $7.9 million in property, plant and equipment, the Company grew its cash balance by more than $96 million for the year ended June 30, 2010. At June 30, 2010, the Company had $488.4 million in cash, cash equivalents and marketable investment securities compared with $392.2 million at June 30, 2009, an increase of 25%. The Company has no debt and no convertible securities.

2011 Financial Guidance

For the 2011 fiscal year ending June 30, 2011, the Company currently expects the following:

2011 Guidance
Total revenues	$380 million to $400 million
Gross profit margins	88%
Tax rate	38%
Earnings per share	$0.95 to $1.00

The Company also expects to generate cash flow from operations of $170 million for the 2011 fiscal year.

“Based on the midpoint of our guidance range, this represents an 8% revenue growth in our 2011 fiscal year,” said Peter Meldrum, the Company’s President and Chief Executive Officer. “We are transitioning from the 2010 fiscal year where we did not record an income tax provision to the 2011 fiscal year where we will record an income tax expense even though we won’t be required to pay income taxes. Therefore, in order to provide a consistent comparison of our fiscal 2010 operating results with our estimates for fiscal 2011, we have provided a cash flow from operations estimate of $170 million, which represents a 10% increase over the $155 million that we generated in the 2010 fiscal year.”

Conference Call and Webcast

A conference call with Company management will be held on Tuesday, August 10, 2010, at 4:30 p.m. Eastern with investors and media to discuss these results and recent events. The dial-in number for domestic callers is (800) 786-0540. International callers may dial (212) 231-2914. All callers will be asked to reference reservation number 21475370. An archived replay of the call will be available for seven days by dialing (800) 633-8284 or (402) 977-9140, and entering the reservation number above. The conference call will also be audiocast over the Web and can be accessed through: www.myriad.com.

About Myriad Genetics

Myriad Genetics, Inc. is a leading molecular diagnostic company focused on developing and marketing novel predictive medicine, personalized medicine and prognostic medicine products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, OnDose, and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the potential for net operating loss carry forwards and research and development tax credits which may be used to offset federal income taxes and financial guidance for the fiscal year ending June 30, 2011. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic products may decline or will not continue to increase at historical rates; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic products in a timely manner, or at all; the risk that licenses to the technology underlying our molecular diagnostic products and any future products are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with manufacturing our products or operating our laboratory testing facilities; risks related to public concern over our products; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of healthcare payment systems; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; the risk that we or our licensors may be unable to protect the proprietary technologies underlying our products; the risk of patent-infringement claims or challenges of our patents; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2010, filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

– Financial Charts Follow –

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MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Twelve Months Ended
	Jun. 30, 2010	Jun. 30, 2009	Jun. 30, 2010	Jun. 30, 2009
Revenue	$93,929	$86,079	$362,648	$326,527

Costs and expenses:
Cost of revenue	11,262	11,185	44,286	43,267
Research and development expense	5,254	4,381	21,873	17,914
Selling, general, and administrative expense	39,798	36,017	161,414	138,884

Total costs and expenses	56,314	51,583	227,573	200,065

Operating income	37,615	34,496	135,075	126,462

Other income (expense):
Interest income	984	2,661	5,660	12,478
Other	5	(455)	99	(2,493)

Total other income	989	2,206	5,759	9,985
Income from continuing operations before income taxes	38,604	36,702	140,834	136,447

Income tax provision (benefit)	(14,646)	—	(11,469)	193

Income from continuing operations	53,250	36,702	152,303	136,254

Discontinued operations
Loss from discontinued operations	—	(13,062)	—	(51,639)

Net income	$53,250	$23,640	$152,303	$84,615

Earnings (loss) per basic share
Continuing operations	$0.55	$0.38	$1.58	$1.46
Discontinued operations	—	(0.13)	—	(0.55)

Earnings per basic share	$0.55	$0.25	$1.58	$0.91

Earnings (loss) per diluted share
Continuing operations	$0.54	$0.37	$1.54	$1.38
Discontinued operations	—	(0.13)	—	(0.52)

Earnings per diluted share	$0.54	$0.24	$1.54	$0.86

Weighted average shares outstanding
Basic	96,269	95,656	96,338	93,492
Diluted	98,259	100,192	99,152	98,573

Condensed Consolidated Balance Sheets (Unaudited)

	Jun. 30, 2010	Jun. 30, 2009
(In thousands)
Cash, cash equivalents, and marketable investment securities	$488,382	$392,225
Trade receivables, net	47,801	44,617
Other receivables	333	655
Prepaid expenses	4,054	3,993
Equipment and leasehold improvements, net	23,261	22,623
Deferred tax assets	27,964	—
Other assets	2,052	2,275

Total assets	$593,847	$466,388

Accounts payable and accrued liabilities	$27,466	$32,169
Uncertain tax benefits	8,800	—
Stockholders’ equity	557,581	434,219

Total liabilities and stockholders’ equity	$593,847	$466,388

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